Exhibit 99.3

MANAGEMENT INCENTIVE PLAN
for
CHRISTOPHER LEICHTWEIS

PURPOSE:  This Management Incentive Plan (“MIP”) defines the performance-based compensation payable to Christopher Leichtweis (“Executive”), in his capacity as President – Onsite Services of Perma-Fix Environmental Services, Inc. (the “Company”).  This MIP is designed to retain, motivate and reward Executive, and to provide a significant incentive for Executive to support and achieve the business, operating and financial objectives of the Company.

EFFECTIVE DATE:  November 1, 2011.

INCENTIVE COMPENSATION:  Executive is eligible to receive the cash amount equal to the Performance Incentive Compensation determined in accordance with the provisions of Schedule “A,” attached hereto (“Schedule A”), based on the achievement of the financial performance targets set forth in Schedule A during the applicable fiscal year of the Company.  The Performance Incentive Compensation payable, if any, pursuant to this MIP will be paid after the date of filing of the Company’s Form 10-K with the Securities and Exchange Commission (“SEC”) with respect to the applicable fiscal year, but no later than 30 days after the Company’s filing of such Form 10-K with the SEC (the “Payment Date”).  Notwithstanding the foregoing, (a) Performance Incentive Compensation for the period beginning on the Effective Date and ending on December 31, 2011 (the “Short Year”), will be based only on the financial performance during the Short Year of the Company (as to Net Income) and of Safety and Ecology Holdings Corporation (as to SEC Gross Profit) and will exclude the financial results for periods prior to the Effective Date; and (b) the Performance Target amounts and Performance Incentive Compensation amounts will be prorated based on the ratio of the number days in the Short Year to 365.

SEPARATION:  If Executive’s employment with the Company and each subsidiary of the Company is terminated by the Company or Executive for any reason prior to the Payment Date, no performance incentive compensation will be payable to Executive under this MIP.

AUTHORITY TO MODIFY AND TERMINATE:  The Compensation Committee of the Board of Directors (“Compensation Committee”) retains the right to modify, change or terminate this MIP, including Schedule A, at any time for any reason.  The Compensation Committee may, in its sole discretion, modify or change the Net Income Targets set forth on Schedule A in the event of the sale or disposition of all or substantially all of the assets of the Company.  Notwithstanding the provisions of this paragraph, for a period of four years from the Effective Date (a) the SEC Gross Profit target set forth on Schedule A shall remain unchanged, and (b) the Net Income Target may be changed each fiscal year to match the target of the Chief Executive Officer of the Company.

INTERPRETATION:  This MIP and the provisions contained in this MIP will be construed and interpreted in good faith by the Compensation Committee.  While this MIP is intended to represent all situations and circumstances, some issues are unforeseeable or may not be contemplated in this MIP.  The Compensation Committee will endeavor to review all standard and non-standard issues relating to the MIP and will provide prompt interpretations that are in the best interest of the Company, its shareholders and Executive.

SCHEDULE A

SENIOR VICE PRESIDENT – ONSITE SERVICES

Objectives, Performance Targets and Performance Incentive Compensation

The potential Performance Incentive Compensation for the President-Onsite Services is based on the achievement of the Performance Target thresholds set forth below opposite the listed Financial Objective. The Performance Target represents the minimum acceptable performance level to qualify for Performance Incentive Compensation with respect to the respective Financial Objective.  The Performance Target does not necessarily correspond to expected actual financial results, but is determined by the Compensation Committee as the financial performance level which merits incentive compensation for financial performance.

Based on the following table, if 100% of the Performance Target for SEC Gross Profit and for Net Income is achieved for the fiscal year, the total Performance Incentive Compensation would be $600,000 ($360,000 attributable to SEC Gross Profit and $240,000 attributable to Net Income).  Notwithstanding the forgoing, with respect to the Short Year (beginning on the Effective Date and ending December 31, 2011), the total Performance Incentive Compensation, would be $100,000 ($60,000 attributable to SEC Gross Profit and $40,000 attributable to Net Income), if 100% of both Performance Targets is achieved.

Performance Incentive Compensation is based on the following:

Financial Objective	Performance Target	Actual Performance as a Percentage of Target	Performance Incentive Compensation

SEC Gross Profit1	$18,500,00	100% or greater	$360,000

Net Income2	$6,269,000	85-100%	$240,000

		101-120%	$288,000

		121-150%	$360,000

1)
“SEC Gross Profit” is defined, for any fiscal period from and after the Effective Date, as the total consolidated gross profit for Safety & Ecology Holdings Corporation for such period plus depreciation and amortization expenses included in the gross profit.

2)
“Net Income” is defined, for any fiscal period from and after the Effective Date, as the total consolidated pre-tax net income of the Company from continuing operations as publicly reported in the Company’s financial statements.  The net income will include all subsidiaries, corporate charges, and dividends from continuing operations.  The Compensation Committee reserves the right to make adjustments to Net Income Target, including adjustments appropriate to mitigate the potential adverse effect on Net Income  of actions taken in the current year which will contribute to Net Income in future years.  The Compensation Committee may modify or change the Net Income Target in the event of the sale or disposition of any of the assets of the Company or in the event of an acquisition.  The Compensation Committee further reserves the right to adjust the Net Income Target to reflect charges resulting from the vesting of stock options.

ACKNOWLEDGEMENT:

I acknowledge receipt of the aforementioned MANAGEMENT INCENTIVE PLAN FOR SENIOR VICE PRESIDENT – ONSITE SERVICES.  I have read and understand the terms and conditions set forth therein.

/s/Christopher P. Leichtweis
CHRISTOPHER LEICHTWEIS